EX-28.p.14

CODE OF ETHICS

APPLICABLE RULES, REGULATIONS & OTHER SOURCES:	• Rule 17j-1 under the Investment Company Act • Section 204A of the Investment Advisers Act • Rule 204A-1 under the Investment Advisers Act • Forms N-1A and N-2

RISK ADDRESSED:	Client Accounts are harmed due to fraudulent and/or deceptive personal trading in securities by Employees.

APPLIES TO:	• Firm • Funds • Joint Venture Funds • ETF Trust

DEPARTMENTS IMPACTED:	• Compliance Department • Code of Ethics Oversight Committee

LAST UPDATED:	July 2018

APPROVED BY:	• NY Board: September 2018 • Denver Board: August 2018 • Business: July 2018 • CRC: July 2018

GLOSSARY

A. POLICY STATEMENT

Overview. This Code of Ethics (the “Code”):

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sets forth standards of business conduct expected of all Employees (as defined below) in connection with personal securities transactions, personal securities holdings and related accounts (“personal trading”) that reflect the fiduciary duty of the Firm to its Client Accounts;

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establishes policies and procedures reasonably designed to detect and prevent activities that are or could be perceived as violating a fiduciary duty, breaching confidentiality obligations, or creating a conflict of interest; and

•	requires Employees to comply with the securities laws and regulations governing their conduct.

The Code specifically addresses the requirements of Rule 17j-1 under the Investment Company Act (“Rule 17j-1”) and Rule 204A-1 under the Investment Advisers Act (“Rule 204A-1”) and the conflicts inherent in employee personal trading. Thus, it does not cover every conflict an Employee may face in executing their job responsibilities. OFI maintains other compliance policies and procedures that may be directly applicable to an Employee’s specific responsibilities and duties. These policies are available on the Firm’s intranet site and include, but are not limited to:

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

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•	Code of Conduct;

•	Gifts and Entertainment;

•	Insider Trading;

•	Whistleblower;

•	Portfolio Holdings Disclosure; and

•	Outside Business Activities.

Rules governing personal investing by employees. Rule 17j-1 under the Investment Company Act generally states that it is unlawful for any affiliated person of or principal underwriter for a fund, or any affiliated person of an investment adviser of or principal underwriter for a fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the fund to:

•	employ any device, scheme or artifice to defraud the fund;

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make any untrue statement of a material fact to the fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the fund; or

•	engage in any manipulative practice with respect to the fund.

Among other things, Rule 17j-1: (i) requires the adoption, approval and administration of a code of ethics; (ii) prescribes reporting requirements for access persons; (iii) identifies exceptions to such reporting requirements; (iv) requires pre-approval of certain investments; and (v) prescribes certain recordkeeping requirements.

Rule 204A-1 requires each registered investment adviser to establish, maintain and enforce a written code of ethics that, at a minimum, includes:

•	standards of business conduct required of supervised persons;

•	provisions requiring supervised persons to comply with applicable Federal securities laws;

•	provisions that require all access persons to report, and the adviser to review, their personal securities transactions and holdings periodically;

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provisions that require supervised persons to report any violations of the code of ethics promptly to the chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons designated in the code of ethics; and

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provisions that require the adviser to provide each supervised person with a copy of the code of ethics and any amendments, and supervised persons to provide the adviser with a written acknowledgement of their receipt of the code of ethics and any amendments.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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In addition, and among other things, Rule 204A-1: (i) prescribes reporting requirements and exceptions from reporting requirements; and (ii) requires pre-approval of certain investments.

The Firm, the Funds and the ETF Trust have each adopted this Code of Ethics to ensure that the personal trading activities of Employees are effected in compliance with the applicable provisions of law and regulation and in the best interests of all Client Accounts.

B. POLICY IMPLEMENTATION

I. Definitions

“Approved List” means the list of financial institutions approved by the Compliance Department as institutions where Personal Accounts may be maintained.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to share at any time in any economic interest or profit derived from ownership of or a transaction in a Security.

An Employee is deemed to have a Beneficial Interest in the following:

•	any Security held in an account registered in the name of the Employee;

•	any Security held in an account registered in the name of the Employee jointly with others (e.g., joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations);

•	any Security held in an account registered in the name of a Family Member or Domestic Partner;

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any Security held in an account registered in the name of the Employee’s Family Member, Domestic Partner, friend or any other third-party (i) for which the Employee acts as trustee, executor, or guardian or provides investment or any other advice; or (ii) over which the Employee has any form of discretion or authority;

•	any interest(s) held by the Employee in a general or limited partnership or limited liability company; and

•	any interest (or that of a Family Member) as a member of an organization that is formed for the purpose of investing a pool of money in Securities (e.g., an investment club).

Employees do not have a Beneficial Interest in Securities held by a corporation, partnership, limited liability company or other entity in which an Employee holds an interest, unless the Employee is a controlling equity holder or has or shares any form of discretion or authority over the Securities held by the entity.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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For purposes of this definition, “controlling” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 % of the voting securities of a company shall be presumed to control such company. Any person who does not own more than 25% of the voting securities of any company shall be presumed not to control such company.

Employees may not exercise investment discretion over accounts in which they have no Beneficial Interest unless they receive written approval from the Compliance Department:

•	upon assuming power of attorney related to financial or investment matters for any person or entity; or

•	before accepting a position in an organization that requires an Employee to exercise discretion or manage that organization’s investment accounts.

Employees shall contact the Compliance Department in the event of any doubt as to whether they are deemed to have a Beneficial Interest in a Security.

“Client Account” means the Funds, the series of the ETF Trust, pooled investment vehicles (including OFI Private Funds and collective investment trusts) and separately managed accounts to which OFI provides investment advisory services.

“Discretionary Managed Account” means a Personal Account for which an Employee has completely relinquished decision-making authority to a professional money manager (who is not a Family Member or not otherwise covered by this Code) and over which the Employee has no direct or indirect influence or control. Such Discretionary Managed Accounts are often referred to as “professionally managed,” “controlled” or “managed” accounts.

“Domestic Partner” means an individual, at least 18 years of age, with whom an Employee:

•	resides with as if married and intends to do so indefinitely;

•	lives with as a domestic partner for 12 consecutive months;

•	shares financial responsibilities and expenses; or

•	is not related any closer than would make the marriage illegal.

“Employee” means any person who is an Employee of OFI or a “supervised person” of an adviser, as defined in the Investment Advisers Act. For purposes of the Code, all Employees are considered “Access Persons” as that term is defined in Rule 17j-1 under the Investment Company Act.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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A director of OFI, having no other executive responsibilities or engagement in OFI’s day-to-day activities beyond the scope of their directorship and who does not make, participate in or obtain information regarding the purchase or sale of any Fund’s portfolio securities as part of their service as a director, is not considered an Employee. The Compliance Department, in its sole discretion, may determine whether any person should be designated as an Employee or exempted from the definition of Employee for purposes of the Code.

“Family Member” means an Employee’s spouse, minor children and other members of their family (including, but not limited to children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share the Employee’s household. Employees shall contact the Compliance Department if they believe that a Family Member should be exempted from the provisions of this Code.

“Independent Director/Trustee” means any director or trustee of an Oppenheimer Fund or Joint Venture Fund (as defined below) who is not an “interested person” (as defined in Section 2(a)(19) of the Investment Company Act) of the Fund or Joint Venture Fund. An Independent Director is not considered an Employee or Investment Person.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act or foreign regulatory equivalents thereof.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations adopted thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations adopted thereunder.

“Investment Person” means an Employee who is also:

•	a portfolio manager;

•	a securities analyst or trader who provides information and advice to a portfolio manager or who helps execute a portfolio manager’s investment decisions;

•	any other person who, in connection with their duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client Account;

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any Employee who works directly with a Portfolio Manager or in the same department as the Portfolio Manager and is likely to be exposed to sensitive information relating to the accounts for which that Portfolio Manager has responsibility; or

•	any Employee who has been notified in writing by the Compliance Department that he or she has been designated as an Investment Person due to the nature of the Employee’s duties and functions.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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“Joint Venture Fund” means an investment company registered under the Investment Company Act and advised by an entity in which OFI participates in a joint venture.

“Management Person” means an Employee who is also:

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a member, as may be determined from time to time, of OFI’s Senior Leadership Team, Valuation Committee, Investment Risk Management Committee, Product Review Committee or similar committees of any joint venture in which OFI or any of its subsidiaries or affiliates participate; or

•	an Employee who has been notified in writing by the Compliance Department that they have been designated as a Management Person due to the nature of their duties and functions.

“MNPI” means material non-public information. MNPI not only relates to an issuer’s securities but also includes the recommendations of OFI and portfolio holdings and transactions involving a Client Account.

“Oppenheimer Fund” or “Fund” means an investment company registered under the Investment Company Act that is sponsored and advised by OFI.

“OFI” means OppenheimerFunds, Inc., an investment adviser registered with the SEC, and its subsidiaries.

“Personal Account” means any account in which Securities may be purchased, sold or held that is owned by, or in the name of, an Employee, an Employee’s Domestic Partner or Family Member or any such account in which an Employee, an Employee’s Domestic Partner or Family Member has a Beneficial Interest or over which an Employee, an Employee’s Domestic Partner or Family Member may exercise investment discretion.

“Private Placement” means an offering of securities that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities Act or pursuant to Rules 504, 505 or 506 under the Securities Act.

“PTA” means FIS Protegent PTA, a third-party web based application for Employees to report and update certain information, including Personal Accounts and Security holdings, and to pre-clear Security transactions, as required under this Code.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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“Restricted List” means the list of issuers for which OFI or Employees may be in possession of MNPI. As a result of possessing such MNPI, trading in the issuer is restricted or prohibited.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations adopted thereunder.

“Security” means, except as noted below:

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generally any investment, instrument, asset or holding, whether publicly or privately traded, any exchange traded fund (“ETF”), any exchange traded note or any closed-end fund and any option, future, forward contract, listed depositary receipts (e.g., American Depositary Receipts, American Depositary Shares, Global Depositary Receipts) or other obligation involving securities, a commodity, or an index thereof, including an instrument whose value is derived or based on any of the above (“derivative”); and

•	any instrument that is convertible or exchangeable into a Security or which confers a right to purchase a Security.

For Management Persons, the term “Security” includes shares of any Oppenheimer Fund, Sub-Advised Fund or Joint Venture Fund offered by OFI or its affiliates (for purposes of pre-clearance and disclosure of Personal Account requirements).

For Investment Persons, the term “Security” includes shares of any Oppenheimer Fund or Sub-Advised Fund for which the Investment Person serves in any capacity, or performs the functions, that warrant them to be identified as an Investment Person.

The term “Security” does not include:

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shares of a registered open-end mutual fund, shares of a money market fund that holds itself out as a money market fund under Rule 2a-7 of the Investment Company Act, or shares of a unit investment trust that invests exclusively in registered open-end investment companies;

•	securities issued by the U.S. government, its agencies, instrumentalities and government-sponsored enterprises;

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bankers’ acceptances, bank certificates of deposit, commercial paper, short-term debt instruments (including repurchase agreements) provided such debt instruments have a maturity at the date of issuance of less than 366 days;

•	insurance contracts, including life insurance or annuity contracts;

•	direct investments in real estate, private business franchises or similar ventures; and

•	physical commodities (including foreign currencies).

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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“Security Held or To Be Acquired” means any Security that, within the most recent 15 calendar days: (i) is or has been held by a Client Account; or (ii) is being considered by OFI for purchase on behalf of a Client Account; and (iii) any option to purchase or sell, and any Security convertible into or exchangeable for, a Security.

“Sub-Advised Fund” means an investment company registered under the Investment Company Act advised by a third party and for which OFI serves as a sub-adviser.

II. Standards of business conduct.

OFI and its Employees have a fiduciary duty to act in the best interest of all Client Accounts and put the interests of Client Accounts first. Accordingly, Employees shall conduct themselves and their operations to give maximum effect to this tenet and shall comply with general standards of business conduct.

Employees shall:

•	comply with all U.S., foreign, state and local laws, rules and regulations applicable to OFI’s business or operations, including, but not limited to, Federal Securities Laws; and

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keep confidential all information concerning: (i) Securities being considered for purchase or sale on behalf of any Client Account; and (ii) Securities being held in Client Accounts. Such information is considered proprietary and confidential business information. With respect to the Oppenheimer Funds and any Joint Venture Fund, such information may only be disclosed in accordance with the applicable portfolio holdings disclosure policy.

Employees are prohibited from:

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profiting personally by using knowledge about contemplated or pending securities transactions or securities transactions currently under consideration for Client Accounts. Accordingly, an Employee may not purchase or sell a Security for their Personal Account when in possession of knowledge that an order to buy or sell the same Security has been made for a Client Account or is being considered for a Client Account;

•	employing any device, scheme or artifice to defraud any Client Account;

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making an untrue statement of a material fact to a Client Account or omitting to state to a Client Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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•	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a Client Account;

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trading, either personally or on behalf of others, in any Security while in possession of MNPI concerning that Security. Employees shall immediately notify the Legal Department or Compliance Department if they have received, may have received or expect to receive MNPI concerning any Security. MNPI not only relates to an issuer’s securities but also includes the recommendations of OFI and portfolio holdings and transactions involving a Client Account. Furthermore, Employees shall not: (i) disclose the MNPI to anyone, except members of the Legal Department or Compliance Department; (ii) purchase or sell the Securities to which the MNPI relates; or (iii) recommend that others purchase or sell the Securities to which the MNPI relates;

•	purchasing or selling shares of an Oppenheimer Fund or Joint Venture Fund based on MNPI that he or she may possess concerning such Fund or a Security it holds; and

•	communicating MNPI to others in violation of federal or state law and OFI’s and the Employee’s fiduciary duty to Client Accounts.

III. Conflicts of interest.

OFI has a duty to establish, maintain and enforce policies and procedures designed to identify any conflicts of interest, and to disclose, mitigate or eliminate such conflicts of interest. In order to comply with this duty, OFI and its Employees shall identify and avoid conflicts of interest, and disclose material facts concerning any potential conflict that may arise. Personal transactions in securities must be accomplished so as to avoid even the appearance of a conflict with the interests of any Client Account. OFI and its Employees must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from their position, or that otherwise bring into question the Employee’s independence or judgment.

Conflicts of interest may arise when OFI or its Employees:

•	favor its or their own interests or the interests of their Family Members, as applicable, over the interests of a Client Account; or

•	apply different standards or unequal treatment to two or more Client Accounts.

Conflicts giving rise to the appearance of such favoritism are expressly prohibited and may constitute a breach of fiduciary duties. Any Employee who becomes aware of an actual or potential conflict of interest is required to promptly bring the matter to the attention of the Legal Department or the Compliance Department.

In mitigating or eliminating conflicts of interest that arise in connection with an Employee’s personal trading, an Employee may be required to sell Securities in their Personal Accounts that were previously approved. In the event the sale results in a loss, the Employee will not be entitled to reimbursement for such loss. In the event of a gain, the Employee may be required to disgorge any profit.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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IV. Maintenance of Personal Accounts.

If an Employee, their Domestic Partner or their Family Member(s) maintains Personal Accounts, such accounts shall be established with financial institutions on the Approved List available to Employees on OFI’s intranet site.

Employees shall:

•	enter new Personal Accounts into PTA no later than 15 calendar days after commencing employment at OFI or after the Personal Account is opened; and

•	obtain approval from the Compliance Department prior to opening a Personal Account with a financial institution not included on the Approved List.

Employees with Discretionary Managed Accounts: (i) shall provide the Compliance Department with a copy of the managed account agreement entered into with the financial institution where the account is held; and (ii) are subject to additional certifications in connection with such Discretionary Managed Accounts.

V. Requirement to pre-clear.

Except as noted below, Employees shall pre-clear through PTA all Securities transactions in Personal Accounts. The Compliance Department shall be responsible for providing the Employee with a notification of a decision regarding the trade request. Employees shall also obtain approval from the Compliance Department prior to investing in a Private Placement, hedge fund, private fund or other limited investment offering and provide documentation describing the investment (e.g., offering memorandum, subscription documents) to the Compliance Department in order that an appropriate review of the investment may take place.

Employees are prohibited from executing a trade in a Personal Account until they are notified by the Compliance Department that the trade has been approved. Such approval remains in effect until the end of the business day after it is granted, unless otherwise specified by the Compliance Department. Any trades not executed by the end of the business day after approval is granted must be re-submitted through PTA for approval.

The following transactions are exempt from the pre-clearance requirement:

•	purchases or sales of Securities effected in a Discretionary Managed Account;

•	purchases or sales of shares of any Oppenheimer Fund, Sub-Advised Fund, or Joint Venture Fund (see below for pre-clearance requirements applicable to Investment Persons and Management Persons);

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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•	purchases or sales of shares of an ETF; and

•	purchases or sales of Securities in a Personal Account that are made involuntarily, such as:

•	Securities received pursuant to a dividend reinvestment plan;

•	Securities issued as part of employment compensation;

•	Securities received pursuant to issuer distributions due to stock split or exercise of rights acquired as part of a pro rata distribution to all holders; or

•	Securities acquired or sold pursuant to an automatic investment program in which regular purchases (or withdrawals) are made according to a predetermined schedule and allocation.

Pre-clearance requirements specific to Investment Persons. Investment Persons are required to pre-clear purchases and sales of Oppenheimer Funds, Sub-Advised Funds and Joint Venture Funds for which the Investment Person serves in the capacity, or perform the functions, that warrant them to be identified as an Investment Person.

Pre-clearance requirements specific to Management Persons. Management Persons are required to pre-clear purchases and sales of all Oppenheimer Funds, Sub-Advised Funds and Joint Venture Funds.

VI. Trading restrictions/prohibitions.

Short-term trading. Employees are prohibited from selling any Security from a Personal Account within 60 calendar days following the purchase of that Security, unless the Security is being sold at a loss and the sale has been pre-cleared and approved by the Compliance Department or is subject to the exemptions listed below.

The short-term trading prohibition includes: (i) any ETF; and (ii) the writing of covered calls that are exercised, causing the underlying Security to be called away within 60 calendar days following the purchase of the underlying Security. The 60-day holding period is calculated using a “last-in, first-out” methodology. With respect to purchases and sales of the Oppenheimer Funds, Employees must comply with the provisions of the short-term trading restrictions as set forth in the applicable Oppenheimer Fund prospectus.

The following transactions are exempt from the short-term trading requirement:

•	sales of Securities effected in a Discretionary Managed Account; and

•	sales of Securities in a Personal Account that are made involuntarily, such as those pursuant to an automatic withdrawal program.

Other prohibitions. Employees are also prohibited from:

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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•	short-selling any Security, including any options strategies designed to achieve the same result as a short sale of a Security;

•	trading securities relating to any Issuer on the Restricted List;

•	purchasing securities in an Initial Public Offering or secondary offering;

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engaging in personal trading that is excessive or that compromises OFI’s fiduciary duty to Client Accounts. The Code of Ethics Oversight Committee, in its discretion, will determine what constitutes excessive personal trading activity. If a determination is made that an Employee’s trading is deemed excessive, a violation will be recorded and a sanction may be imposed;

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purchasing or selling options or futures contracts (both over-the-counter and exchange-traded) on physical commodities. An Employee may write a call or purchase a put, as long as the Employee owns the underlying Security. For the avoidance of doubt, the 60 day short-term trading restrictions set forth above apply to any derivatives strategy effected in Personal Accounts; and

•	participating directly or indirectly in investment clubs in which the Employee would have a Beneficial Interest.

Trading prohibitions/restrictions specific to Investment Persons. Investment Persons, including Management Persons who are also Investment Persons, may not purchase or sell any Security for their Personal Accounts within seven calendar days before or seven calendar days after (not including the day of the trade) the same Security is purchased or sold for a Client Account for whom such Investment Person serves in the capacity, or performs the function, that warrant him or her to be identified as an Investment Person. This prohibition does not apply to purchases and sales of a Security that comply with certain specifications (e.g., large market capitalization), as may be determined from time to time by the Code of Ethics Oversight Committee.

Transactions in Securities by Investment Persons, including Management Persons who are also Investment Persons, may be subject to review by the Code of Ethics Oversight Committee if an Investment Person obtained approval for a purchase or sale of a Security in a Personal Account, and a purchase or sale in the same Security for a Client Account for which that Investment Person acts as an Investment Person, is effected within seven calendar days following the Investment Person’s transaction. Such transactions may be subject to a price adjustment and/or the disgorgement of profits.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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VII. Applicability of the Code to Independent Directors.

An independent director of an Oppenheimer Fund, Joint Venture Fund or any other pooled investment vehicle adopting this Code is required to report only a transaction in a Personal Account involving an issuer of a Security (other than an open-end Fund) that the independent director knew, or in the ordinary course of fulfilling their duties would have had reason to know, was purchased, sold or being considered for purchase or sale by an Oppenheimer Fund, Joint Venture Fund or other pooled investment vehicle during the 15 calendar day period immediately before or after the date of the independent director’s transaction. No report will be required for any quarter in which an independent director has only exempt transactions to report.

Sanctions for any violation of the Code by an independent director of an Oppenheimer Fund, Joint Venture Fund or pooled investment vehicle will be determined by a majority vote of other independent directors of such fund, as applicable.

VIII. Administration of the Code/changes to the Code.

The Code of Ethics Oversight Committee is responsible for the oversight and administration of the Code.

Material changes to the Code shall be approved by the board of directors/trustees of each entity adopting the Code, and by the board of directors/trustees of each Oppenheimer Fund and Joint Venture Fund, including a majority of the Independent Directors/Trustees. Approval of any material change to this Code by the board of directors/trustees of the Oppenheimer Funds and the Joint Venture Funds shall be obtained within six months after the change has been adopted by OFI.

IX. Reporting and certifications.

Initial Certifications and Reports. Within the first ten days of employment, Employees shall certify in PTA that they:

•	have received and read the Code; and

•	understand that they are subject to the requirements of the Code.

Employees who maintain Personal Accounts shall provide the Compliance Department with an initial holdings form and a personal securities account form disclosing information that is not more than 45 days old (from the date the Employee became an Employee). The information entered into PTA must include:

•	the name(s) in which each Personal Account is registered and the date on which the Personal Account was established;

•	the title and type of Security, number of shares, principal amount, interest rate and maturity date (as applicable) of each Security held in each Personal Account; and

•	the name of the financial institution where each Personal Account is maintained.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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Quarterly Certifications and Reports. Within 30 days after the end of each calendar quarter, Employees shall certify that all transactions effected in Securities during the quarter in each of their Personal Accounts have been recorded accurately in PTA.

For transactions effected in Discretionary Managed Accounts, Employees shall certify that:

•	they have not suggested purchases or sales of the investments to the trustee or third party discretionary manager;

•	they have not directed purchases or sales of investments;

•	they have not consulted with the trustee or third party discretionary manager as to the particular allocation of specific Securities to be made in the account; and

•	the trustee is not a relative or friend whom the Employee has the ability to have direct or indirect influence or control.

Involuntary purchases or sales of Securities in a Personal Account are exempt from the Quarterly Reports requirement. These include:

•	Securities received pursuant to a dividend reinvestment plan;

•	Securities issued as part of employment compensation;

•	Securities received pursuant to issuer distributions due to a stock split or exercise of rights, acquired as part of a pro rata distribution to all holders; and

•	Securities purchased (or sold) through automatic investment programs in which regular purchases (or withdrawals) are made according to a predetermined schedule and allocation.

Annual Certifications and Reports. At least annually, Employees shall certify that they:

•	have received, read and understand the Code;

•	are subject to the requirements of the Code; and

•	have complied with the requirements of the Code and understand their violations, if any, of the Code.

Additionally, Employees must certify that the following information is recorded accurately in PTA:

•	name(s) in which each Personal Account is registered and the date on which each Personal Account was established;

•	title and type of Security, number of shares, principal amount, interest rate and maturity date (as applicable) of each Security held in each Personal Account; and

•	name of the financial institution where each Personal Account is maintained.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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CCO Reporting. At least annually, the applicable Chief Compliance Officer shall provide:

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a report to the board of trustees/directors of each Oppenheimer Fund and Joint Venture Fund that describes any issues arising under the Code, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•	a certification that each of the Oppenheimer Funds, Joint Venture Funds and OFI have adopted procedures reasonably designed to prevent Employees from violating the Code.

X. Violations and penalties.

Violations and potential violations of the Code are investigated by the Compliance Department, or, if necessary, the Code of Ethics Oversight Committee. If a determination is made that a violation has occurred, a sanction may be imposed. Sanctions may include, but are not limited to, one or more of the following: a warning letter; profit disgorgement; personal trading ban; negative adjustment to compensation; termination of employment; referral to civil or criminal authorities; or any other sanction, as may be determined by the Code of Ethics Oversight Committee. OFI reserves the right to take any legal action it deems appropriate against Employees who violate any provision of this Code and to seek to hold Employees liable for any and all damages (including, but not limited to, all costs and attorney fees) that OFI may incur as a direct or indirect result of any such Employee’s violation of this Code or related law or regulation.

All violations of the Code are reported to the applicable Chief Compliance Officers. On a quarterly basis, reports of Code violations (including sanctions), if any, are provided to:

•	the board of directors of OFI;

•	the board of trustees/directors of the Oppenheimer Funds; and

•	the board of trustees/directors of the Joint Venture Funds.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department. Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.
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